Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED LEASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (this “First Amendment”) is dated as of May 14, 2014. The parties to this First Amendment are EMMA INVESTMENTS, LLC, a Florida limited liability company (“Lessor”) and FARO TECHNOLOGIES, INC., a Florida corporation (“Lessee”).

BACKGROUND FACTS

A. Lessor and Lessee entered into that certain Amended and Restated Lease Agreement on October 12, 2009 (hereinafter referred to as the “Lease”), whereby Lessee leased the property and improvements located at 125 Technology Park, Lake Mary, Florida, more specifically described on Exhibit “A” to the Lease (the “Premises”) constituting, primarily, of a warehouse and office facility (the “Building”).

B. Lessor and Lessee do now desire to extend the term of the Lease and otherwise modify the Lease in accordance with the terms and conditions set forth below.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) paid by Lessee to Lessor and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, Lessor and Lessee agree as follows (with capitalized terms not defined in this First Amendment having the same meaning as set forth for such terms in the Lease):

1. Background Facts. The above Background Facts are true and correct and are hereby incorporated by this reference as if set forth in their entirety.

2. Acknowledgments and Representations. Lessee hereby acknowledges, agrees and confirms that: (i) Lessor has complied with all terms and conditions of the Lease; (ii) no construction obligations remain to be performed by Lessor, except as set forth herein; (iii) as of the date of this First Amendment, Lessee has no right to any credit, claim, cause of action, offset or similar charge against Lessor or against the Rent, additional rent or any other sum due Lessor under the Lease; (iv) except for this First Amendment, the Lease has not been modified in any respect; (v) as of the date of this First Amendment, the Premises consists of all the property and improvements located at 125 Technology Park, Lake Mary, Florida; and (vi) the Lease Term is currently scheduled to expire on September 30, 2014.

3. Inspection. Lessee has accepted possession and taken occupancy of the Premises in its “As Is” condition, excepting those improvements anticipated herein, and the taking of occupancy or possession of the whole or any part of the Premises by or on behalf of Lessee is conclusive evidence, as against the Lessee, that at the time such possession or occupancy was so taken, Lessee accepted possession thereof, anticipating the performance of the improvements described herein, and that the Premises was in good and satisfactory condition.

4. Term. Section 3.01 of the Lease is hereby modified so that the “Primary Term” of the Lease is extended through June 30, 2019. In this regard, Lessee acknowledges that Lessee is not entitled to any further renewal option or extension of the Term, except as provided in this First Amendment.

5. Option Term. Section 3.02, Section 4.02(c) and Section 4.03 of the Lease are deleted in their entirety, effective upon the execution of this First Amendment, and replaced with the following:

Section 3.02 – Upon the expiration of the Primary Term of this Lease, as extended by the First Amendment to Amended and Restated Lease Agreement (the “First Amendment”), and provided Lessee is not then in default hereunder beyond any applicable grace and/or cure period, Lessee shall have the option to extend the Term of this Lease for one additional five (5) year period, hereinafter referred to as the “Option Term”. In order to exercise the option for the Option Term, Lessee must give Lessor notice, in writing, of its intent to exercise the option at least one hundred eighty (180) days prior to the expiration of the Primary Term, as extended in the Amendment. Failure by the Lessee to give the required written notice of its election to exercise the option for the Option Term shall result in the waiver and cancellation of Lessee’s right to elect such option. The Option Term, if Lessee properly exercises the option, shall be governed by the terms and conditions of this Lease. The base rent for the Option Term shall be calculated in accordance with the provisions of 4.02.

Section 4.02(c) – If properly and timely elected, the base rent for the first year of the Option Term shall be three percent (3%) greater than the base rent paid during the last lease year of the Primary Term, as extended in the Amendment. On July 1 of each succeeding year following the beginning of the Option Term through the remainder of the Term, the base rent shall be increased by three percent (3%). Lessee agrees to pay the adjusted base rent, together with the rest of the Rent and any additional rent due, on the first day of each and every month for the next ensuing twelve month period.

Section 4.03 – Intentionally deleted.

6. Rental. Given the extension of the Primary Term of the Lease granted herein, the base rent owed by Lessee to Lessor under Section 4.02(b) of the Lease is hereby modified as follows:

(a)	With respect to the Premises, Lessee shall continue to pay Rent and additional rent (including all sums payable under the Lease) in accordance with the existing terms and conditions and as otherwise required by Lessor through June 30, 2014.

(b)	Commencing on July 1, 2014, and continuing until the new scheduled expiration of the Primary Term (i.e., as provided above), Lessee shall then pay to Lessor, as minimum base rent for the use and occupancy of the Premises, the following amounts (plus all sales and use taxes levied thereon, as applicable) without deduction, set off, demand or notice, in equal monthly installments, payable in advance on the first day of each month (which sums are in addition to the payment obligations discussed in the immediately preceding paragraph, as well as all other sums due under the Lease):

Period	Annual Base Rent	Monthly Base Rent
From July 1, 2014 - June 30, 2015	$336,000.00	$28,000.00

From July 1, 2015 - June 30, 2016	$346,080.00	$28,840.00

From July 1, 2016 - June 30, 2017	$356,462.40	$29,705.20

From July 1, 2017 - June 30, 2018	$367,156.32	$30,596.36

From July 1, 2018 - June 30, 2019	$378,171.00	$31,514.25

Given that this First Amendment amends the base rent due under the Lease beginning July 1, 2014, and given that the Lease Term was otherwise (prior to amendment) scheduled to run through September 30, 2014, the base rent provided for in this Section specifically controls the base rent for the period July 1, 2014 through September 30, 2014.

Except as expressly modified by this Article, Lessee shall continue to be fully responsible for all Rent, additional rent and all other sums and payments as set forth in the Lease for the Premises.

7. Approved Plans/Landlord’s Work/Completion Date. Attached to this First Amendment as Exhibit “A” is the approved improvements list (the “Improvement Plan”) setting forth the nature of the work and the general specifications to be utilized by Lessor in connection with the “Lessor’s Work” (as defined below). The parties expressly acknowledge that Lessor may, as Lessor deems appropriate but without being required to do so, make whatever changes to the Improvement Plan in connection with the performance of the Lessor’s Work in order to satisfy any and all laws, rules and ordinances and/or to account for any structural or mechanical elements present in or about the Building and/or any other modifications desired by Lessor which do not otherwise materially alter the Improvement Plan. Lessor agrees to perform work (the “Lessor’s Work”), at its sole cost and expense, in and about the Premises in substantial accordance with the Improvement Plan (subject to changes which Lessor may make from time to time, as described in the immediately preceding sentence). Such Lessor’s Work shall be completed within the time frames indicated on the Improvement Plan. Lessor may conduct the Lessor’s Work during or after business hours or over weekend days, coordinated through and approved by Lessee as to timing (such approval not to be unreasonably withheld) and taking due consideration of Lessee’s business continuation needs. Lessee hereby acknowledges and agrees that, except solely for the Lessor’s Work, Lessor is not responsible for any other construction or alterations to the Premises. Lessee hereby further acknowledges that the Lessor’s Work is being done at Lessee’s request.

Upon substantial completion of the Lessor’s Work (except for “punch-list” items), Lessor shall notify Lessee and, upon the giving of such notice, it shall be conclusively presumed that the Lessor’s Work is in satisfactory condition in all respects and has been accepted by Lessee in “AS IS” condition (except for “punch-list” items to which Lessee has given written notice to Lessor within fifteen (15) days after Lessor notifies Lessee of substantial completion of the Lessor’s Work).

8. Holdover. Section 22.01 of the Lease is hereby modified, changing the holdover base rent amount from 150% of the base rent specified in the Lease for the immediately preceding lease year, to 125% of same.

9. Assignment and Subletting. Section 25.01 of the Lease is deleted in its entirety, effective upon the execution of this First Amendment, and replaced with the following:

25.01 Lessee covenants and agrees not to encumber or mortgage Lessee’s leasehold interest hereunder nor assign this Lease or sublet all or any part of the Premises without the prior written consent of Lessor, which consent will not be unreasonably withheld, conditioned or delayed. Lessor’s consent to same, or refusal (together with the specific reasons for such refusal), will be delivered in writing to Lessee within fifteen (15) days of Lessor’s receipt of such request. However, specifically as to a sublease by Lessee to an entity affiliated with Lessee, Lessor’s consent shall not be required, so long as the purported sublessee is of equal or greater financial standing than Lessee, as determined within the reasonable discretion of Lessor. If Lessor consents to an assignment or subletting, or in the specific instance of an assignment to an entity affiliated with Lessee where consent is generally not required, the assignee or sublessee shall first be obligated to assume, in writing, all of the obligations of Lessee under this Lease and Lessee shall, for the full term of this Lease, continue to be jointly and severally liable with such assignee or sublessee for the payment of the Rent, additional rent, any other sums due by Lessee under this Lease and the performance of all obligations required by Lessee under this Lease. However, in the event the approved assignee is of greater financial standing than Lessee, as determined within the reasonable discretion of Lessor, Lessee may seek to be released from its continuing, joint obligation. Such request shall be made by Lessee in writing no earlier than one (1) year following the date of assignment and will only be permitted if no uncured defaults have occurred and are outstanding under the Lease. In no event shall Lessee assign or sublet the Premises for any terms, conditions and covenants other than those contained herein. In no event shall this Lease be assigned or be assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease, or any rights or privileges hereunder, be an asset of Lessee under bankruptcy, insolvency or reorganization proceedings. Lessor acknowledges and agrees that it shall have no right of recapture in connection with Lessee’s request to sublease or the execution of any sublease permitted pursuant to this Section 25.01.

10. Subordination. Section 27.01 of the Lease is deleted in its entirety, effective upon the execution of this First Amendment, and replaced with the following:

27.01 Lessee agrees to subordinate its interest in this Lease to any mortgage or deed of trust encumbering the Premises and held by an institutional mortgagee by the execution of a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”). The SNDA must be tendered to Lessee prior to Lessor encumbering the Premises with any consensual lien or security interest, in a commercially reasonable, generally accepted form. Lessee agrees to execute and deliver the SNDA within ten business (10) days of the request for same from Lessor. Such SNDA shall provide that the Lease will remain in effect and the mortgagee or lender, as applicable, will recognize the Lessee as a tenant so long as the Lessee is not in default under the lease. If Lessee fails to execute the SNDA within the ten (10) business day time frame set forth herein, Lessee’s interest shall be deemed subject and subordinate to the lien of such mortgage or deed of trust.

11. Brokers. Lessee represents and warrants that Lessee has not dealt with any brokers, finders or similar parties with respect to the negotiations and/or terms contained in this First Amendment except Jason F. Schrago and J. Paul Reynolds of CNL Commercial Real Estate, Inc. (“Broker”). Lessee agrees to indemnify and hold Lessor harmless from and against any and all claims, damages, liability, costs and expenses, including, but not limited to, reasonable attorneys’ fees, including any related to appellate proceedings, that may arise from any claims or demands of any broker(s), finder(s) or similar party(ies) having dealt with or through Lessee and/or alleging to have dealt with or through Lessee, other than Broker, for any commission alleged to be due in connection with this First Amendment. Lessor agrees to compensate Broker under separate agreement.

12. Ratification. Lessee hereby represents and warrants to Lessor that (i) the execution and delivery of this First Amendment has been fully authorized by all necessary company action and (ii) the person executing this First Amendment has the requisite authority to do so and has the authority and power to bind Lessee on whose behalf such party has signed.

13. Conflict. In the event of any conflict between the terms of this First Amendment and the terms of the Lease, it is expressly agreed that the terms of this First Amendment shall control. Except as modified, amended or supplemented by the provisions of this First Amendment, all of the terms, obligations and conditions of the Lease are hereby ratified and shall remain in full force and effect.

14. Irrevocable. Once this First Amendment is fully executed by Lessee, Lessee’s right to then revoke its signature or execution shall be void. Further, Lessor and Lessee acknowledge and agree that this First Amendment shall become fully effective and binding upon the parties hereto upon the signing of Lessor and Lessee. The submission of this First Amendment by Lessor shall not be deemed an offer by Lessor and shall not be binding upon Lessor until, and unless, Lessor, in Lessor’s sole and absolute discretion, executes this First Amendment.

IN WITNESS WHEREOF, Lessor and Lessee have caused this First Amendment to be executed as of the day and year first above written.

LESSOR

WITNESSES	EMMA INVESTMENTS, LLC

/s/ Ashley Powell
Witness Signature	/s/ Andre’ F. Hickman
ANDRE’ F. HICKMAN, Manager
/s/ Paul Sills
Witness Signature
LESSEE

FARO TECHNOLOGIES, INC.
/s/ Nancy Setteducati
Witness Signature	By:	/s/ Peter Abram
	Name Printed:	Peter Abram
	Title:	Senior Vice President and CFO
/s/ Jody Gale	Tax ID:	59-3157093
Witness Signature

Exhibit “A”

Improvement Plan

Lessor shall perform the following work in and about the Premises, at its sole cost and expense, on or before November 30, 2014, in accordance with specifications and materials acceptable in all respects to Lessor, within Lessor’s reasonable discretion:

1)	Building roof replaced and skylights removed in warehouse.

2)	Skylights and drywall work repaired in break room.

3)	Dumpster enclosure to be pressure washed and painted, doors repaired/replaced.

4)	Dock area railing repaired.

5)	Broken curbs in dock area to be anchored.

6)	Parking lot area asphalt defects to be repaired.

7)	Bollards around building (and perimeter lights) are to be anchored (the bases are rusting out).

8)	A/C unit #1 in Production/Service area to be replaced or major repair performed.

Lessor shall not be deemed in default or bear any liability with respect to the performance of any of the above-referenced items if Lessor is unable to perform the same due to any strike, lockout, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material or service, through an act of God, including, without limitation, severe weather, or any other cause reasonably beyond the control of Lessor including, without limitation, delays attributable to Lessee’s business continuation needs. The time for Lessor’s performance shall be extended as a result of the foregoing.